Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2017 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

Q4 2017 Gross Premiums Written Up Over 100% From Prior Year Quarter Leading to Record Q4 Pre-Tax Income

Conference Call Scheduled for March 27, 2018

at 10:00 a.m. ET

Tampa, FL – March 26, 2018 – 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter 2017 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Book value per share of $7.82 at December 31, 2017 versus $7.62 at September 30, 2017.

●	Gross premiums written of $23.9 million, up 101.5% from $11.8 million.

●	Net premiums earned increased 34.2% to $10.2 million from $7.6 million.

●	Pre-tax income of $3.0 million, which was a quarterly record for the Company, versus $2.3 million.

●	Net income was approximately $1.4 million, or $0.23 per diluted share, compared to net income of $1.6 million, or $0.27 per diluted share.

●	As a result of the passage of the Tax Cuts and Jobs Act, the Company incurred a one-time charge of $0.5 million to income tax expense, due to the reduction of the value of the Company’s net deferred tax assets to the new corporate federal income tax rate of 21%.

2017 Full-Year Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year period)

●	Book value per share of $7.82 at December 31, 2017 versus $7.78 at December 31, 2016.

●	Gross premiums written were $72.7 million, a 41.6% increase from $51.3 million.

●	Net premiums earned were $35.2 million, a 15.6% increase from $30.4 million.

●	Net income was $294 thousand for the full year 2017 compared with $11 thousand a year ago. On a fully diluted per share basis, 2017 net income was $0.05 compared to zero in the prior year.

●	Direct and assumed policy count at December 31, 2017 increased to 50,671 up approximately 42% from 35,612 at December 31, 2016.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “We closed out 2017 with nice momentum on multiple fronts, led by very solid fourth quarter financial results which allowed us to finish out a profitable year with book value of $7.82 at December 31st, 2017, which was up four cents from a year ago. We are very proud of these results, particularly when we look back on the weather events we faced during the year, punctuated by Hurricane Harvey in August.”

Mr. Raucy continued, “During 2017, our business in Texas led our growth, with Gross Premiums Written in the state up approximately three times to $17.7 million, versus $4.8 million last year. We continue to evaluate and pursue specific target markets consistent with our strategic focus. In addition, we kicked off our entry into the Florida market by participating in the December depopulation from Florida Citizens’ with a focus on wind-only business, which netted us approximately 3,500 new policies. We continued to grow our book of business overall through the year, finishing with approximately 50,700 policies in force at year-end, for a year over year gain of roughly 42%.”

Operating Review	(Unaudited)				(Audited)
($ and share amounts in thousands)	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	Change		2017	2016	Change

Gross premiums written	$23,862	$11,843	101.5%		$72,679	$51,327	41.6%
Ceded premiums written	$6,157	$5,127	20.1%		$22,583	$20,541	9.9%
Gross premiums earned	$16,508	$13,125	25.8%		$58,977	$48,947	20.5%
Ceded premiums earned	$6,338	$5,546	14.3%		$23,775	$18,499	28.5%
Net premiums earned	$10,170	$7,579	34.2%		$35,202	$30,448	15.6%

Total revenues	$11,154	$8,132	37.2%		$38,148	$32,256	18.3%

Gross losses and loss adjustment expenses	$6,355	$3,461	83.6%		$46,589	$31,786	46.6%
Ceded losses and loss adjustment expenses	$4,264	$2,006	112.6%		$30,689	$15,414	99.1%
Net losses and loss adjustment expenses	$2,091	$1,455	43.7%		$15,900	$16,372	(2.9)%

Amortization of deferred policy acquisition costs	$3,213	$2,344	37.1%		$11,080	$8,492	30.5%
General and administrative expenses	$2,769	$1,936	43.0%		$9,304	$6,918	34.5%
Loss and amortization charges related to MSA termination	$96	$92	4.3%		$372	$355	4.8%

Income before tax expense	$2,985	$2,305	29.5%		$1,492	$119	1,153.8%
Net income	$1,390	$1,592	(12.7)%		$294	$11	2,572.7%
Weighted average diluted shares outstanding	6,005	5,962	0.7%		5,970	6,048	(1.3)%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	12.6%	27.0%	(14.4	)pts	(11.7)%	6.3%	(18.0	)pts
Gross loss ratio	38.5%	26.4%	12.1	pts	79.0%	64.9%	14.1	pts
DPAC ratio	19.5%	17.9%	1.6	pts	18.8%	17.3%	1.5	pts
G&A ratio	16.8%	14.8%	2.0	pts	15.8%	14.1%	1.7	pts
Combined gross ratio	87.4%	86.1%	1.3	pts	101.9%	102.6%	(0.7	)pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	20.6%	19.2%	1.4	pts	45.2%	53.8%	(8.6	)pts
Net expense ratio	59.8%	57.7%	2.1	pts	59.0%	51.8%	7.2	pts
Net combined ratio	80.4%	76.9%	3.5	pts	104.2%	105.6%	(1.4	)pts

(1)     See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Gross premiums written grew 101.5% to $23.9 million for the quarter ended December 31, 2017, versus $11.8 million in the prior year quarter. The Company saw growth in many of its markets, including voluntary production growth in Texas, while participation in the Florida and Louisiana Citizens’ depopulation programs in December resulted in over 7,400 new policies for the Company. Gross premiums earned increased 25.8% to $16.5 million for the quarter ended December 31, 2017 compared with $13.1 million for the quarter ended December 31, 2016. As of December 31, 2017, approximately 66% of the Company’s 50,700 direct and assumed policies were from voluntary policies obtained from the Company’s independent agent network. An additional 32% of the policy total consisted of take-out policies from Louisiana Citizens Property Insurance Company (“CPIC”), Florida Citizens’ and the Texas Windstorm Insurance Association (“TWIA”). The remaining 2% of the Company’s policies were comprised of assumed wind/hail only business in Texas through an agreement with Brotherhood Mutual Insurance Company.

The Company has continued to evaluate its existing book of business with an emphasis on risk-adjusted returns and rate adequacy. Accordingly, we have terminated our quota-share agreement with Brotherhood Mutual Insurance Company effective January 1, 2018.

Net premiums earned increased 34.2% to $10.2 million for the quarter ended December 31, 2017 compared with $7.6 million for the quarter ended December 31, 2016.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended December 31, 2017 was 38.5% compared to 26.4% for the quarter ended December 31, 2016. The net loss ratio for the quarter ended December 31, 2017 was 20.6% compared to 19.2% for the quarter ended December 31, 2016. Gross loss ratio for the fourth quarter of 2017 was negatively impacted by catastrophe losses as we experienced development of approximately $4 million on Hurricane Harvey on a gross basis ($0 development on a net basis) during the fourth quarter 2017. Our gross core loss ratio, which consists of losses from non-weather related claims as well as weather related claims that are not classified as catastrophe losses, decreased to 14.3% for the quarter ended December 31, 2017, from 21.6% for the quarter ended December 31, 2016.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the fourth quarter of 2017 was $3.2 million, a $0.9 million increase over $2.3 million in the fourth quarter of 2016. As a percentage of gross premiums earned, this expense rose 160 basis points to 19.5% for the fourth quarter of 2017, compared to 17.9% for the fourth quarter of 2016. The increase in deferred policy acquisition costs was primarily due to an increase in the effective premium tax rate that we incurred in Louisiana due to a change in the applicable Louisiana statute, whereby the Company no longer qualifies for certain credits on its premium taxes which were related to the amount of cash deposited in Louisiana domiciled banks. We anticipate that deferred policy acquisition costs will temporarily decline on a percentage basis in 2018 as a result of our depopulation of policies from Florida Citizens, which does not charge companies a ceding commission on policies depopulated under its take-out program.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2017 were $2.8 million versus $1.9 million in the fourth quarter of 2016. General and administrative expenses as a percentage of gross premiums earned increased to 16.8% for the fourth quarter of 2017 compared to 14.8% for the prior year period. The increase in General and Administrative expense on both an absolute dollar and percentage basis was the result of an increase in the number of employees, outside professional service expenditures and underwriting reports, which expenses were all incurred in conjunction with our premium growth, including the expansion into the State of Florida.

Net Income

In the fourth quarter of 2017, the Company reported net income of $1.4 million, compared to net income of $1.6 million in the prior year period. The Company reported net income of $0.23 per diluted share during the fourth quarter of 2017, based on approximately 6.0 million weighted average shares outstanding, compared to a net income of $0.27 per diluted share during the prior year period, based on approximately 6.0 million weighted average shares outstanding. Fourth quarter 2017 net income was negatively impacted by a tax charge of $0.5 million related to the revaluation of the Company’s deferred tax assets resulting from the recently-enacted Tax Cuts and Jobs Act. Pre-tax income was $3.0 million in Q4 2017, versus $2.3 million in the prior year quarter.

Balance Sheet / Investment Portfolio Highlights

As of December 31, 2017, the Company held cash, cash equivalents and investments with a carrying value of approximately $78.8 million. As of December 31, 2017, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments, comprised 93% of the investment portfolio.

Yearly Financial Review

Premiums

Gross premiums written increased 41.6% to $72.7 million for the year ended December 31, 2017 compared with $51.3 million for the year ended December 31, 2016. The year over year increase was due primarily to an increase in the number of policies written, with the Company experiencing policy growth in all three states. Growth was particularly robust in Texas, with gross premiums written surging to $17.7 million in 2017 versus $4.8 million in 2016. Gross premiums earned increased 20.5% to $59.0 million for the year ended December 31, 2017 compared to $48.9 million for the year ended December 31, 2016. Net premiums earned increased 15.6% to $35.2 million for the year ended December 31, 2017 compared with $30.4 million for the year ended December 31, 2016.

Losses and Adjustment Expenses

The gross loss ratio for the year ended December 31, 2017 was 79.0%, up 14.1 points from the prior year period ratio of 64.9%. The net loss ratio declined 8.6 points to 45.2% for the year ended December 31, 2017 compared to 53.8% for the year ended December 31, 2016. The decrease in the net loss ratio was due primarily to a lower net CAT loss ratio when compared with 2016 as the Company experienced two CAT events in 2017 compared with three in 2016. During 2017, CAT losses accounted for a net loss ratio of 19.0%, versus 32.2% in the prior year. We also experienced prior period redundancy of $(2.2) million, or (6.2%), in 2017, compared with $(0.4) million, or (1.2%) in 2016. The Company’s core losses generated a net loss ratio of 32.4% for the year ended December 31, 2017, compared to 22.8% for the year ended December 31, 2016. The increase in the net core loss ratio was primarily driven by claim severity.

The following table reflects the four major components to our net loss ratio for the years ended December 31, 2017 and 2016, that we use to analyze the Company’s loss experience.

	Year ended December 31,
	2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Weather-Related Non-Catastrophe Losses	$3,551	10.1%	$1,133	3.7%
Non-Weather Related Losses	7,858	22.3%	5,815	19.1%
Subtotal Core Losses(1)	11,409	32.4%	6,948	22.8%
Catastrophe Losses(2)	6,700	19.0%	9,805	32.2%
Prior Period Development (Redundancy)(3)	(2,209)	(6.2)%	(381)	(1.2)%
Total	$15,900	45.2%	$16,372	53.8%

(1)	We define Core Loss as net losses and LAE less the sum of Catastrophe Losses and prior period development (redundancy).

(2)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe as a PCS event where our estimated cost exceeds $1,500.

(3)	Prior Period Development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the year ended December 31, 2017 was $11.1 million, a $2.6 million increase from $8.5 million for the year ended December 31, 2016. Expressed as a percentage of gross premiums earned, amortization costs rose 150 basis points to 18.8% from 17.3% due primarily to an increase in the effective premium tax rate that we incurred in Louisiana due to a change in the applicable Louisiana statute, whereby the Company no longer qualifies for certain credits on its premium taxes which were related to the amount of cash deposited in Louisiana domiciled banks. We anticipate that deferred policy acquisition costs will temporarily decline on a percentage basis in 2018 as a result of our depopulation of policies from Florida Citizens, which does not charge companies a ceding commission on policies depopulated under its take-out program.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2017 were $9.3 million versus $6.9 million for the year ended December 31, 2016. Employee costs and professional fees drove the preponderance of the increase as the Company invested in staff needed to support growth in Texas and Florida, while also utilizing external professionals to review its rates in Louisiana and Texas as well as to assist the Company in developing its products for the Florida market.

Net Income

For the year ended December 31, 2017, the Company reported net income of $294 thousand, or $0.05 per share, compared to net income of $11 thousand, or zero cents per share, reported in the prior year.

Subsequent Activity

On February 28, 2018, the Company closed an underwritten public offering of 640,000 shares of 8.00% Cumulative Preferred Stock, Series A (the “Preferred Stock”), and on March 26, 2018, the Company issued an additional 60,000 shares of Preferred Stock in connection with the underwriters’ exercise of their over-allotment option. Boenning & Scattergood, Inc. acted as sole book-running manager of the offering, and American Capital Partners, LLC and Joseph Gunnar & Co., LLC acted as co-managers. Net proceeds received by the Company were approximately $16.4 million. The Company used $1.5 million of the net proceeds to repurchase 60,000 shares of its Series B Preferred Stock from IWS Acquisition Corporation, an affiliate of Kingsway Financial Services, Inc., and expects to use the remainder of the net proceeds to support organic growth, including spending for business development, sales and marketing and working capital, and for future potential acquisition opportunities.

Conference Call Details

Date:	Tuesday, March 27, 2018
Time:	10:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-0619
International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q4-2017. An audio recording of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida and began covering risks in the state via the assumption of policies from Florida Citizens Property Insurance Corporation on December 19, 2017. The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; Maison’s ability to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; the impact of our status as an “emerging growth company”; conflicts of interest between us and KFSI and its affiliates or between us and FGI and its affiliates; different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; the success of our acquisition strategy; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and restrictions imposed on our net operating loss carryforwards.

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

Additional Information

Additional information about 1347 Property Insurance Holdings, Inc., including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:

1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

($ in thousands, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2017 (unaudited)	2016 (unaudited)	2017	2016
Revenue:
Net premiums earned	$10,170	$7,579	$35,202	$30,448
Net investment income	265	151	965	544
Other income	719	402	1,981	1,264
Total revenue	11,154	8,132	38,148	32,256

Expenses:
Net losses and loss adjustment expenses	2,091	1,455	15,900	16,372
Amortization of deferred policy acquisition costs	3,213	2,344	11,080	8,492
General and administrative expenses	2,769	1,936	9,304	6,918
Accretion of discount on Series B Preferred Shares	96	92	372	355
Total expenses	8,169	5,827	36,656	32,137

Income before income tax expense	2,985	2,305	1,492	119
Income tax expense	1,595	713	1,198	108
Net income	$1,390	$1,592	$294	$11

Net earnings per common share:
Basic and diluted	$0.23	$0.27	$0.05	$-

Weighted average common shares outstanding:
Basic	5,984,766	5,962,032	5,965,051	6,047,979
Diluted	6,004,784	5,962,032	5,970,096	6,047,979

Consolidated Statements of Comprehensive Income

Net income	$1,390	$1,592	$294	$11
Unrealized losses on investments available for sale, net of income taxes	(198)	(313)	(104)	(3)
Comprehensive income	$1,192	$1,279	$190	$8

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $51,503 and $26,793, respectively)	$51,122	$26,559
Equity investments, at fair value (cost of $2,582 and $1,000, respectively)	2,707	1,136
Short-term investments, at cost	417	196
Other investments, at cost	945	505
Total investments	55,191	28,396
Cash and cash equivalents	23,575	43,045
Deferred policy acquisition costs, net	6,785	4,389
Premiums receivable, net of allowance for credit losses of $33 and $38, respectively	10,831	2,923
Ceded unearned premiums	3,655	4,847
Reinsurance recoverable on paid losses	1,952	444
Reinsurance recoverable on loss and loss adjustment expense reserves	8,971	3,652
Funds deposited with reinsured companies	2,250	500
Current income taxes recoverable	64	1,195
Deferred tax asset, net	70	420
Property and equipment, net	205	250
Other assets	888	788
Total assets	$114,437	$90,849

LIABILITIES
Loss and loss adjustment expense reserves	$13,488	$6,971
Unearned premium reserves	39,523	25,821
Ceded reinsurance premiums payable	5,532	5,229
Agency commissions payable	695	497
Premiums collected in advance	1,078	1,128
Funds held under reinsurance treaties	206	73
Accounts payable and other accrued expenses	4,273	2,065
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding at December 31, 2017 and 2016, respectively	2,840	2,708
Total liabilities	67,635	44,492

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized, 6,136,125 issued at December 31, 2017 and 2016, and 5,984,766 and 5,956,766 outstanding at December 31, 2017 and 2016, respectively	6	6
Additional paid-in capital	47,064	46,809
Retained earnings	910	616
Accumulated other comprehensive loss	(169)	(65)
	47,811	47,366
Less: treasury stock at cost, 151,359 shares as of December 31, 2017 and 2016	(1,009)	(1,009)
Total shareholders’ equity	46,802	46,357
Total liabilities and shareholders’ equity	$114,437	$90,849